SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☒ Definitive Proxy Statement
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AGCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 24, 2003

       The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096 on Thursday, April 24, 2003, at 9:00 a.m., local time, for the following purposes:

1. To elect three directors to serve for the ensuing three years or until their successors have been duly elected and qualified;

2. To approve an amendment to the AGCO Corporation Nonemployee Director Stock Incentive Plan; and

3. To transact any other business which may properly be brought before the meeting.

      The Board of Directors has fixed the close of business on March 14, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. During the period from April 15, 2003 until the annual meeting, a list of stockholders as of the close of business on March 14, 2003 will be available at the location of the meeting, for examination during normal business hours by any stockholder.

      We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

ROBERT J. RATLIFF
Chairman of the Board, President and
Chief Executive Officer

Atlanta, Georgia

March 25, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS April 24, 2003
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
INFORMATION REGARDING PROXIES
VOTING SHARES
PROPOSAL NUMBER 1 ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL NUMBER 2 APPROVAL OF AN AMENDMENT TO THE AGCO CORPORATION NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
OTHER BUSINESS
PRINCIPAL HOLDERS OF COMMON STOCK
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT TO STOCKHOLDERS
ANNUAL REPORT ON FORM 10-K
INDEPENDENT PUBLIC ACCOUNTANTS
STOCKHOLDERS’ PROPOSALS
APPENDIX A

AGCO CORPORATION

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
April 24, 2003

INFORMATION REGARDING PROXIES

      This proxy solicitation is made by the Board of Directors (the “Board of Directors” or the “Board”) of AGCO Corporation (the “Company”), which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named on the proxy card to represent you and vote your shares.

      If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy. You may indicate a vote in connection with the election of directors or for or against the other proposals on the proxy card and your shares will be voted accordingly. If you indicate a preference to abstain on any proposal, no vote will be recorded. You may withhold your vote from any nominee for director by writing his name in the appropriate space on the proxy card. You may cancel your proxy before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, any proxy card signed and returned by you may be revoked at any time before it is voted by signing and duly delivering a proxy card bearing a later date or by attendance at the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named on the proxy card will vote your shares in favor of all of the items set forth in the attached notice.

      The enclosed form of proxy card is solicited by the Board of Directors of the Company and the cost of solicitation of proxies will be borne by the Company. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation may also be made personally or by telephone or telegram by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company may retain an outside firm to aid in the solicitation of proxies for fees, which the Company expects would not exceed $25,000.

      This proxy statement and form of proxy are first being sent to stockholders on or about March 25, 2003. The Company’s 2002 Summary Annual Report to its stockholders and its annual report on Form 10-K for the 2002 fiscal year are also enclosed and should be read in conjunction with the matters set forth herein. See “Annual Report to Stockholders.”

VOTING SHARES

      Only stockholders of record as of the close of business on March 14, 2003, are entitled to notice of and to vote at the annual meeting to be held on April 24, 2003 (the “Annual Meeting”). On March 14, 2003, the Company had outstanding 75,205,033 shares of Common Stock, par value $.01 per share (the “Common Stock”), each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights are authorized, and dissenters’ rights for stockholders are not applicable to the matters being proposed.

Quorum Requirement

      A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s Bylaws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who also will determine whether a quorum is present for the transaction of business. Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors

      Directors are elected by a plurality of the shares of Common Stock actually voted (in person or by proxy) at the Annual Meeting. Withheld votes and abstentions have no effect. Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the election of directors even if it does not receive voting instructions from you.

Vote Necessary for Approval of an Amendment to the AGCO Corporation Nonemployee Director Stock Incentive Plan

      Approval of an amendment to the Nonemployee Director Stock Incentive Plan of the Company requires the affirmative vote of a majority of the votes of the outstanding shares of Common Stock of the Company. Withheld votes and abstentions have the same effect as a vote against. Under the New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the approval of the amendment to the AGCO Corporation Nonemployee Director Stock Incentive Plan even if it does not receive voting instructions from you.

Other Matters

      With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, withheld votes and abstentions will be counted in determining the minimum number of affirmative votes required for approval of any matter presented for stockholder consideration and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against matters presented for stockholder consideration.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

      The Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as possible to the other two classes. The three classes serve staggered three-year terms. Stockholders annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the Annual Meeting, stockholders will elect three directors to serve as Class II directors. The Governance Committee has recommended, and the Board of Directors has nominated, the three individuals named below to serve as Class II directors until the annual meeting in 2006 or until their successors have been duly elected and qualified.

      The following is a brief description of the business experience of each of the three nominees for Class II directorship:

Henry J. Claycamp, age 71, has been a Director of the Company since June 1990. Mr. Claycamp was President of MOSAIX Associates management consulting from 1985 to January 2002. From 1973 to 1982, Mr. Claycamp was Vice President of Corporate Planning and Vice President of Corporate Marketing for International Harvester Company. Previously, Mr. Claycamp held professorial positions at Stanford University, Purdue University and the Massachusetts Institute of Technology.

Wolfgang Sauer, age 72, has been a Director of the Company since May 1997. Dr. Sauer has been a principal of WS Consult S/C Ltda., an international consulting firm based in Brazil, since November 1990. Since 1992, Dr. Sauer has been Chairman of the Board, on the board or on the administrative council of Hannover Seguros S.A., Icatu Holding, Prensas Schuler, Arteb Industries and Farmasa

Laboratories. He is also honorary president of the Council of Brazil-German Chambers of Industry and Commerce. From 1973 to June 1987, Dr. Sauer served as President and Chief Executive Officer of Volkswagen do Brasil and served as President and Chief Executive Officer of the Ford-Volkswagen joint venture, Autolatina, in Argentina and Brazil from June 1987 to November 1990. In 1998, Dr. Sauer was designated Ambassador Extraordinary and Plenipotentiary of the Sovereign Military Order of Malta for Brazil. Since 2002, he has been a member of the Advisory Council of the United Nations Global Compact Program.

Hendrikus Visser, age 58, has been a Director of the Company since April 2000. Mr. Visser is Chief Financial Officer of NUON N.V. Currently, Mr. Visser is Chairman of Bever Holding N.V., Royal Huisman Shipyards N.V., and serves on the boards of Sobel N.V., Friesland Bank N.V. Foundation OPG N.V. and is Chairman of the alumni of the economics faculty at Free University. Mr. Visser has served on the boards of major international corporations and institutions including the Amsterdam Stock Exchange, Amsterdam Institute of Finance and International Farm Management Association.

      Each of these nominees has indicated a willingness to serve on the Board of Directors of the Company. If any of the nominees shall become unable to serve, the persons named on the enclosed proxy card may exercise their discretion to vote for any substitute nominee or nominees proposed by the Board of Directors. The Company’s Bylaws provide that nominations from the floor of persons other than the nominees proposed by the Board of Directors will not be accepted unless the stockholder has provided certain information concerning proposed nominees to the Company in writing no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Because the Company has not received such notice as provided under its Bylaws, nominees other than those proposed by the Board of Directors will not be accepted.

      The three nominees who receive the greatest number of votes cast for the election of directors at the meeting shall become directors at the conclusion of the tabulation of votes.

      The Board of Directors recommends a vote FOR the nominees set forth above.

DIRECTORS CONTINUING IN OFFICE

      The seven individuals named below are now serving as Directors of the Company with terms expiring at the annual meetings in 2004 and 2005, as indicated.

      Directors who are continuing in office as Class I Directors whose terms expire at the annual meeting in 2005 are listed below:

Wolfgang Deml, age 57, has been a Director of the Company since February 1999. Since July 1991, Mr. Deml has been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany. Mr. Deml is also currently Vice President of the German Raiffeisen Organization; Executive Officer of the Austrian Raiffeisen Organization; a member of the Supervisory Board of MAN Nutzfahrzeuge AG; a member of the Supervisory Board of VK Mühlen AG; a member of the Supervisory Board of the Landwirtschaftliche Rentenbank Frankfurt; and a member of the Supervisory Board of Raiffeisen Ware Austria.

Anthony D. Loehnis, age 67, has been a Director of the Company since July 1997. Mr. Loehnis has been a director of St. James’s Place Capital plc since July 1993 and Chairman of its St. James’s Place International plc subsidiary since December 1995. Mr. Loehnis also serves as Non-Executive Director of Tokyo-Mitsubishi International plc and Alpha Bank London Limited. Previously, from 1989 to 1992, Mr. Loehnis was a director of S. G. Warburg Group plc, and, from 1981 to 1989, Mr. Loehnis was Executive Director of the Bank of England in charge of international affairs.

David E. Momot, age 65, has been a Director of the Company since August 2000. Over his 30-year career with General Electric, Mr. Momot served in various manufacturing and general management positions. Most recently, from 1991 to 1997, Mr. Momot held various executive positions at General Electric including Vice President — European Operations G.E. Lighting, President and Chief Executive

Officer — BG Automotive Motors, Inc. and, most recently, Vice President and General Manager — Industrial Drive Motors and Generators. Mr. Momot has served on the executive board of the Boy Scouts of America, on various Chambers of Commerce at local and state levels and on several YMCA and church boards.

      Directors who are continuing in office as Class III Directors whose terms expire at the annual meeting in 2004 are listed below:

W. Wayne Booker, age 68, has been a Director of the Company since October 2000. Mr. Booker served as Vice Chairman of Ford Motor Company from 1996 until his retirement effective January 2002. In addition, Mr. Booker was a Vice President of Ford from 1989 until 2001. Mr. Booker has served on the boards of several international councils, including the US-China Business Council, the National Committee on US-China Relations, the National Center for APEC and the US-Thailand Business Council. Mr. Booker serves on the Board of Koc Holding A.S.

Gerald B. Johanneson, age 62, has been a Director of the Company since April 1995. Mr. Johanneson until his retirement in January 2003 had been President and Chief Executive Officer of Haworth, Inc. since June 1997. He served as President and Chief Operating Officer of Haworth, Inc. from January 1994 to June 1997 and as Executive Vice President and Chief Operating Officer from March 1988 to January 1994.

Curtis E. Moll, age 63, has been a Director of the Company since April 2000. Mr. Moll has been Chairman of the Board and Chief Executive Officer of MTD Products, Inc., a global manufacturing corporation, since 1980. He joined MTD Products as a project engineer in 1963. Mr. Moll is also Chairman of the Board of Shiloh Industries and serves on the Boards of Cleveland Advanced Manufacturing Program, Inc. and the Sherwin-Williams Company.

Robert J. Ratliff, age 71, is currently the President and Chief Executive Officer of the Company, positions he undertook following the death of Mr. Shumejda in January 2002. In addition, Mr. Ratliff has served as the Executive Chairman of the Board of Directors since January 1999 and Chairman of the Board of Directors since August 1993, and a Director since June 1990. Mr. Ratliff previously served as Chief Executive Officer of the Company from January 1996 until November 1996 and from August 1997 to February 1999 and President and Chief Executive Officer from June 1990 to January 1996. Mr. Ratliff is also a director of the National Association of Manufacturers and the Association of Equipment Manufacturers. Mr. Ratliff is a member of the Board of Councilors of the Carter Center.

BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

      During 2002, the Board of Directors held nine meetings. Each nonemployee director receives a retainer fee of $40,000 per annum, $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Committee chairmen receive an annual retainer of $5,000 and an additional fee of $1,500 for each committee meeting attended. The Company paid the Lead Director of the Board, Mr. Booker in 2002 and 2001, an annual fee in lieu of the retainer fee of $60,000. The Company does not currently have any consulting arrangements with any of its directors. In addition to the above fees, each non-employee director participates in the Nonemployee Director Stock Incentive Plan (described below) and is reimbursed for 50% of the fees paid by the director for personal estate planning consulting by third parties. Currently, each nonemployee director receives an award of 10,000 shares upon his initial election to the Board of Directors and upon each reelection. Directors who are employees of the Company are not paid any fees or additional remuneration for service as members of the Board or its committees.

Nonemployee Director Stock Incentive Plan

      The AGCO Corporation Nonemployee Director Stock Incentive Plan (the “Director Plan”) provides additional opportunities for nonemployee directors to earn shares of the Company’s Common Stock if performance goals (measured solely by increases in the price of the Common Stock) are met. Pursuant to the Director Plan, each nonemployee director is awarded the right to receive shares of Common Stock, which can be earned during a three-year performance period. The Director Plan requires stock appreciation to earn awards. The awarded shares are earned in four increments for each 15% increase in the average stock price (with the average calculated over 20 consecutive trading days) over the base price (the fair market value of the stock at the time the shares are awarded). The stock price must increase 60% in a three-year period for the full allocation to be earned. When an increment of the award is earned, the shares are issued in the form of restricted stock, which vests 12 months after the last day of the three-year performance period. In the event a director departs from the Board of Directors for any reason, all earned awards vest. If the awarded shares are not fully earned before the end of the three-year performance period or, if earlier, before the participant’s departure from the Board of Directors for any reason, any unearned awards are forfeited. The ultimate value of the restricted stock is determined by the stock price at the end of the vesting period. When the restricted shares are earned, a cash bonus payment designed to satisfy a portion of the federal and state income tax obligations is paid by the Company to each participant. In addition, the participant may elect to forfeit a portion of an earned award in order to fully satisfy the tax obligation which is payable at the time the shares and the related cash bonus are earned. The number of shares of common stock forfeited is equal to the value of the participant’s tax liability net of the cash bonus. The Company is proposing that the stockholders approve an amendment to the Director Plan at the Annual Meeting to increase the number of shares available under the Director Plan. A description of this proposal is contained elsewhere in this proxy statement under the caption “Proposal Number 2 — Approval of an Amendment to the AGCO Corporation Nonemployee Director Stock Incentive Plan.”

      As of March 14, 2003, there were awards totaling 50,976 shares that were earned but not vested under the Director Plan.

Committees of the Board of Directors

      The Board of Directors has delegated certain functions to the following standing committees of the Board:

The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company’s Certificate of Incorporation or Bylaws. The Executive Committee held two meetings in 2002 and is currently composed of Messrs. Booker, Claycamp, Johanneson, Ratliff (Chairman) and Sauer.

The Audit Committee’s functions are to recommend for appointment by the Board of Directors a firm of independent certified public accountants to act as auditors for the Company and to meet with the auditors to review the scope, preparation and results of the Company’s audits, to determine whether to recommend that the financial statements be included in AGCO Corporation’s annual report filed with the Securities and Exchange Commission and to consider whether the provision by the external auditors of services not related to the annual audit and quarterly reviews is consistent with maintaining the auditors’ independence. The Committee also monitors and reviews the effectiveness of the Company’s internal audit function. The Committee’s functions also include the review of the Company’s internal accounting and financial controls and to consider other matters relating to the financial reporting process and safeguarding of the Company’s assets. The Audit Committee held seven meetings in 2002 and is currently composed of Messrs. Booker (Chairman), Loehnis, Moll, Momot and Visser. The report of the Audit Committee is set forth under the caption “— Audit Committee Report.”

The Compensation Committee’s functions are to review, approve, recommend and report to the chief executive officer and the Board of Directors matters regarding the compensation of the Company’s chief executive officer and other key executives, compensation levels or plans affecting the compensation of the Company’s other employees and administration of the Company’s Management Incentive Compensation Plan, the 2001 Stock Option Plan, the Long-Term Incentive Plan and the Director Plan. The Compensation Committee held six meetings in 2002 and is currently composed of Messrs. Booker, Deml, Johanneson (Chairman), Sauer and Visser. The report of the Compensation Committee is set forth under the caption “— Compensation Committee Report on Executive Compensation.”

The Governance Committee plays a central role in planning the size and composition of the Board of Directors, developing criteria and implementing the process of identifying, screening and nominating candidates for election to the Board, evaluating Board performance and recommending action to improve corporate governance. The Governance Committee expects to be able to identify from its own resources the names of qualified nominees but will accept recommendations of individuals to be considered as nominees from stockholders. The Company’s Bylaws provide that nominations from the floor of persons other than the nominees proposed by the Board of Directors will not be accepted unless the stockholder has provided certain information concerning proposed nominees to the Company in writing no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The Governance Committee held five meetings in 2002 and is currently composed of Messrs. Claycamp (Chairman), Deml, Loehnis and Moll.

The Succession Planning Committee’s function is to ensure a continued source of capable, experienced managers is present to support the Company’s future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee held five meetings in 2002 and is currently composed of Messrs. Claycamp, Johanneson, Momot, Ratliff and Sauer (Chairman).

      During fiscal 2002, each director attended at least 75% of the aggregate of the number of meetings of the Board and respective committees on which he served while a member thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 2002, Messrs. Booker, Deml, Johanneson, Sauer and Visser served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2002.

PROPOSAL NUMBER 2

APPROVAL OF AN AMENDMENT TO THE AGCO CORPORATION NONEMPLOYEE

DIRECTOR STOCK INCENTIVE PLAN

      The Board of Directors and the stockholders of the Company approved the original Nonemployee Director Stock Incentive Plan effective December 14, 1994. On April 23, 1997, the stockholders approved certain amendments to the Director Plan. On February 25, 2002, the directors adopted further amendments to the Director Plan, which did not require stockholder approval. The Director Plan is designed to enhance the Company’s long-term growth and financial performance by strengthening the Company’s ability to attract and retain the services of experienced and knowledgeable nonemployee directors. The Director Plan is structured to enable nonemployee directors to participate in the Company’s growth and to link their personal interests to those of Company stockholders. All nonemployee directors of the Company are eligible to receive awards of restricted stock under the Director Plan. Currently, the following nine directors are nonemployee directors of the Company: Messrs. Booker, Claycamp, Deml, Johanneson, Loehnis, Moll, Momot, Sauer and Visser.

      The Board of Directors in its discretion may modify or amend the Director Plan without the approval of the stockholders. However, any amendments to the Director Plan must still comply with the applicable provisions, if any, of the Internal Revenue Code and Employee Retirement Income Security Act (“ERISA”) and the rules of the NYSE. Most significantly, under current NYSE rules, an amendment to the Director Plan, which increases the number of shares authorized for issuance under the Director Plan requires the approval of the Company’s stockholders.

      The Board of Directors has approved and recommends that the stockholders approve an amendment to the Director Plan to increase by 150,000 shares the number of shares of Common Stock authorized for issuance under the Director Plan, from 100,000 shares to 250,000 shares.

      Under the current Director Plan, the Company may issue an aggregate of 100,000 shares of Common Stock to nonemployee directors of the Company, when such shares are earned under awards. Through December 31, 2002, an aggregate of 128,000 shares had been the subject of awards under the Director Plan, 75,500 of which were earned and 39,000 were forfeited or expired unearned by plan participants. Shares that are forfeited or expire unearned are available for reissuance. Consequently, 24,500 shares are reserved for issuance under the Director Plan, of which 13,500 are currently outstanding as unearned awards. The proposed amendment would increase the number of shares reserved for issuance from 24,500 to 174,500 and enable the Company to award an additional 161,000 shares of Common Stock pursuant to the Director Plan.

      The number of shares, which will be awarded to the nonemployee directors under the Director Plan, as amended, may change from time to time, although the Company currently anticipates that each nonemployee director will receive an award of 10,000 shares upon his initial election to the Board of Directors and upon each reelection.

      The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting for this proposal will be required to approve the amendment to the Director Plan.

      The material features of the Director Plan, assuming approval of the proposed amendment, are outlined below. The Director Plan, as amended, will govern all future grants of awards thereunder. A copy of the Director Plan, including the proposed amendment, is included in this Proxy Statement as Appendix A.

Administration

      The Director Plan is administered by the Compensation Committee consisting of not less than three members of the Board of Directors. The Compensation Committee has the authority to construe the Director Plan and all awards granted under it, to prescribe, amend and rescind rules and regulations relating to the Director Plan and to make all other determinations necessary or advisable for administering the Director Plan. Any action taken by the Compensation Committee with respect to the administration of the Director Plan which would result in the Director Plan ceasing to be administered in accordance with the requirements of Rule 16b-3 under the Exchange Act shall be null and void.

Shares Subject to the Plan

      A total of 250,000 shares of Common Stock may be issued pursuant to the terms of the Director Plan. The stock subject to the Director Plan may be unissued shares or shares of issued stock held in the Company’s treasury, or both.

Grants of Awards

      The Director Plan provides opportunities for nonemployee directors to earn shares of the Company’s Common Stock if stock appreciation goals are met. The Director Plan operates on three-year performance periods. Under the Director Plan, each nonemployee director will be awarded the right to receive such number of shares of Common Stock as the Compensation Committee shall determine to be advisable, which shares can be earned during each three-year performance period in effect for that participant. For new nonemployee directors, the three-year performance period begins on the date that he or she is elected. At the end of each three-year performance period, each continuing nonemployee director will be awarded a right to receive an additional number of shares of Common Stock to be determined by the Compensation Committee, which can be earned during an additional three-year period.

      The Director Plan requires stock appreciation to earn awards. The awarded shares are earned in four increments for each 15% increase in the average stock price (with the average calculated over 20 consecutive trading days) over the base price. Accordingly, the stock price must increase 60% for the full award to be earned. When an increment of the awarded shares are earned, the shares are issued to the participant in the form of restricted stock which vest 12 months after the last day of the three-year performance period. In the event of departure from the Company’s Board of Directors for any reason, all earned awards vest. If the awarded shares are not fully earned before the end of the three-year performance period or before the participant’s departure from the Board of Directors for any reason, whichever comes first, any unearned awards are forfeited. During the vesting period, participants receive any dividends issued on their restricted shares and have full voting rights, but they may not sell, assign, transfer, pledge or otherwise dispose of such shares. The ultimate value of the restricted stock is determined by the stock price at the end of the vesting period.

      In addition, a participant may elect to forfeit a portion of an earned award in favor of a cash payment in order to satisfy federal, state and employment taxes which are payable at the time the shares and the related cash bonus award are earned. Up to the number of shares of Common Stock equal to the value of the participant’s tax liability, net of the cash bonus, may be forfeited in lieu of an additional cash payment contributed to the participant’s tax withholding. Fractional shares of Common Stock shall be awarded in the form of cash.

      A total of 250,000 shares of Common Stock are reserved for issuance pursuant to the Director Plan. To date, 75,500 shares had been awarded and earned by plan participants and 13,500 shares are subject to outstanding unearned awards, leaving 174,500 shares that would be available for awards pursuant to the plan.

      The Director Plan is structured to ensure that stockholders will realize a significant return on their investment before participants realize any financial gain from the awards.

Cash Bonus Awards

      When the restricted shares are earned, a cash payment designed to satisfy a portion of the federal and state income tax obligations of the participant is then payable by the Company to the participant. The cash bonus award shall be an amount equal to 40% of the value of the shares on the date the stock award is earned and will be paid on the last day of the calendar year in which the awarded shares are earned. Such value shall be determined using the closing price for a share of Common Stock as reported in the record of composite transactions for the NYSE on the date the awarded shares are earned. The tax payment is provided to remove the necessity for the nonemployee director to sell a significant portion of the shares earned under the Director Plan to pay taxes.

Adjustments

      The aggregate number of shares of Common Stock for which awards may be granted to nonemployee directors participating under the Director Plan, and the number of shares covered by each outstanding award, shall be adjusted on the same basis as all other shares of Common Stock to reflect any change in the outstanding shares of Common Stock through merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, share combination or other change in the corporate structure of the Company affecting shares of Common Stock.

Termination and Amendment

      Unless sooner terminated by the Board of Directors, the Director Plan will terminate on December 14, 2006. The Board of Directors may amend or terminate the Director Plan at any time without stockholder approval except to the extent that any such amendment fails to comply with any applicable provision of the Internal Revenue Code, ERISA or the rules of the NYSE.

Transfer Restrictions

      A nonemployee director shall have no right to sell, assign, transfer, pledge or otherwise dispose of or encumber any interest in any right to receive shares of Common Stock granted under the Director Plan. Furthermore, with respect to earned shares, a participant may dispose of such shares only in accordance with the applicable restriction period, as described above.

Federal Income Tax Consequences

      The following is a summary of the principal federal income tax consequences associated with awards granted under the Director Plan. This summary is based on the provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. It does not describe all federal income tax consequences under the Director Plan, nor does it describe state or local tax consequences.

      Restricted Stock Awards. A participant receiving an award under the Director Plan does not recognize taxable income on the date of grant of the award. However, a participant must generally recognize ordinary income on the date he or she earns an award of shares based upon the fair market value of the Common Stock on the date the award is earned, and the Company is generally entitled to a tax deduction at the same time and in the same amount as the taxable income recognized by the participant when the restricted stock award is earned. Upon subsequent disposition, any further gain or loss is taxable either as a short-term or long-term capital gain or loss, depending upon the length of time that the shares of Common Stock are held.

      Cash Bonus Awards. A participant receiving a cash bonus award under the Director Plan must recognize ordinary income upon receipt of the award. The cash bonus award is deductible by the Company in the year that the income is recognized by the participant.

      The Board of Directors recommends a vote FOR the adoption of the proposed amendment to the AGCO Corporation Nonemployee Director Stock Incentive Plan.

OTHER BUSINESS

      The Board of Directors does not know of any matters to be presented for action at the meeting other than the election of directors and the approval of an amendment to the Director Plan. If any other business should properly come before the meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

PRINCIPAL HOLDERS OF COMMON STOCK

      The following table sets forth certain information as of March 14, 2003 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s Common Stock.

	Amount and
	Nature of	Percent
Name and Address	Beneficial	of
of Beneficial Owner	Ownership	Class(1)

FMR Corp.(2)	11,253,147	15.0%
82 Devonshire Street
Boston, Massachusetts 02109

Wellington Management Company, LLP(3)	7,761,940	10.3%
75 State Street
Boston, Massachusetts 02109

Forstmann-Leff Associates, LLC(4)	7,611,666	10.1%
590 Madison Avenue
New York, New York 10022

Morgan Stanley(5)	4,182,058	5.6%
1585 Broadway
New York, New York 10036

(1)	Based on 75,205,033 shares of Common Stock outstanding on March 14, 2003.

(2)	Based on Amendment No. 1 to Schedule 13G filed on February 13, 2003. Includes shares beneficially owned by the following subsidiaries of FMR Corp.: Fidelity Management & Research Company, Fidelity Growth Company Fund, Fidelity Management Trust Company, Strategic Advisers, Inc., Geode Capital Management, LLC and Fidelity International Limited.

(3)	Based upon Amendment No. 1 to Schedule 13G filed on January 10, 2003. Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own the shares of the Company, which are held of record by clients of Wellington Management Company, LLP.

(4)	Based on the Amendment No. 5 to Schedule 13G filed on February 28, 2003. Includes shares beneficially owned by FLA Asset Management, LLC, FLA Advisers L.L.C., Peconic Partners LLC and Forstmann-Leff International, LLC.

(5)	Based upon Schedule 13G filed on February 13, 2003. Morgan Stanley, in its capacity as the parent company of, and indirect beneficial owner of, securities held by one of its business units may be deemed to beneficially own the shares of the Company.

      The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by the Company’s directors, the Chairman, President and Chief Executive Officer of the Company, and the other Named Executive Officers and all executive officers and directors as a group, all as of March 14, 2003. Unless otherwise indicated in the footnotes, each such individual has sole voting and investment power with respect to the shares set forth in the table.

	Amount and
	Nature of
	Beneficial
	Ownership	Percent of
Name of Beneficial Owner	(1)(2)(3)	Class(4)

Robert J. Ratliff(5)	441,688	*
W. Wayne Booker	7,500	*
Henry J. Claycamp	15,172	*
Wolfgang Deml	6,866	*
Gerald B. Johanneson	18,000	*
Anthony D. Loehnis	11,500	*
Curtis E. Moll	11,500	*
David E. Momot	6,500	*
Wolfgang Sauer	10,490	*
Hendrikus Visser	8,420	*
Donald R. Millard	114,104	*
James M. Seaver	118,464	*
Stephen D. Lupton	75,600	*
Norman L. Boyd	86,748	*
All executive officers and directors as a group (18 persons)	1,186,932	1.6%

*	Less than one percent.

(1)	Includes shares which may be purchased upon exercise of options which are exercisable as of March 14, 2003 or become exercisable within 60 days thereafter, for the following individuals: Mr. Booker — 3,000; Mr. Claycamp — 4,000; Mr. Deml — 2,000; Johanneson — 8,000; Mr. Loehnis — 2,000; Mr. Moll — 7,000; Mr. Momot — 2,000; Dr. Sauer — 4,000; Mr. Visser — 4,000; Mr. Boyd — 5,200; all executive officers and directors as a group — 80,700.

(2)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the Long-Term Incentive Plan by the following individuals: Mr. Millard — 114,104; Mr. Seaver — 36,785; Mr. Lupton — 75,600; Mr. Boyd — 76,214; all executive officers and directors as a group — 646,615.

(3)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the Director Plan by the following individuals: Mr. Booker — 4,500; Mr. Claycamp — 5,700; Mr. Deml — 4,866; Mr. Johanneson — 6,500; Mr. Loehnis — 6,500; Mr. Moll — 4,500; Mr. Momot — 4,500; Dr. Sauer — 6,490; Mr. Visser — 4,420; all executive officers and directors as a group — 47,976.

(4)	Any securities not outstanding which are subject to options which are exercisable as of March 14, 2003 or become exercisable within 60 days thereafter are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person. Based on 75,205,033 shares of Common Stock outstanding on March 14, 2003.

(5)	Includes 2,742 shares of Common Stock owned by Mr. Ratliff’s wife, 199,750 shares of Common Stock beneficially owned by Mr. Ratliff as trustee of the Robert J. Ratliff Charitable Remainder Unitrust and 68,360 shares of Common Stock owned by a family limited partnership of which Mr. Ratliff is a member of the general partner company, but does not control the general partner. Mr. Ratliff disclaims beneficial ownership of these shares.

EXECUTIVE COMPENSATION

      The following table sets forth, for the years ended December 31, 2002, 2001 and 2000, the cash and noncash compensation paid to or earned by Robert J. Ratliff, who served as Chairman and Chief Executive Officer until February 1999 and as Executive Chairman thereafter, and since the death of Mr. Shumejda on January 4, 2002, has served as Chief Executive Officer, and the four other most highly compensated executive officers of the Company during 2002 (collectively, the “Named Executive Officers”):

Summary Compensation Table

					Long-Term
					Compensation

					Awards

				Other Annual	Restricted	All Other
Name and				Compensation	Stock Awards	Compensation
Principal Position	Year	Salary	Bonus($)(3)	($)(4)	($)(5)	($)(6)

Robert J. Ratliff	2002	$1,000,000	$1,030,000	$2,624,309	$3,248,531	$369,104
President, Chief Executive	2001	1,000,000	—	85,525	311,200	4,800
Officer and Executive	2000	1,000,000	—	25,200	—	4,800
Chairman of the Board
John M. Shumejda(1)	2002	279,001	—	212,376	—	850
Former President and Chief	2001	649,704	227,396	520,453	255,635	16,556
Executive Officer until	2000	607,200	524,924	883,261	—	32,156
January 4, 2002
Donald R. Millard(2)	2002	370,424	381,537	1,993,236	2,194,209	18,043
Executive Vice President	2001	350,016	122,500	93,300	233,250	21,195
and Chief Operating Officer	2000	71,798	62,069	—	—	2,154
James M. Seaver	2002	313,720	323,132	866,790	768,273	6,539
Senior Vice President —	2001	303,600	82,670	326,954	77,800	6,781
Sales and Marketing	2000	303,600	130,518	594,432	—	9,338
Stephen D. Lupton	2002	257,156	130,892	1,556,970	1,578,944	31,946
Senior Vice President —	2001	227,150	69,281	294,473	117,634	31,877
Corporate Development and	2000	213,383	78,418	216,733	—	33,666
General Counsel
Norman L. Boyd	2002	252,888	128,720	1,461,141	1,536,546	24,124
Senior Vice President —	2001	252,888	75,993	187,714	155,600	26,891
Human Resources	2000	233,731	202,060	151,904	—	29,091

(1)	Mr. Shumejda’s compensation is presented because he served as Chief Executive Officer of the Company during the year ended December 31, 2002 until his death on January 4, 2002. The amounts listed for 2002 represent payments made to Mr. Shumejda prior to his death or accrued at the time of his death and subsequently paid to his estate.

(2)	Mr. Millard joined the Company in October 2000 as Senior Vice President and Chief Financial Officer.

(3)	Bonus includes payments of bonuses earned under the Company’s Management Incentive Compensation Plan, which are made in the subsequent fiscal year. Prior to 2002, Mr. Ratliff did not participate in the Company’s Management Incentive Compensation Plan. During 2002, the Compensation Committee approved Mr. Ratliff’s participation in the Company’s Management Incentive Plan while he serves as President and Chief Executive Officer.

(4)	Other Annual Compensation includes cash payments made pursuant to the terms of the LTIP designed to satisfy a portion of the federal and state income tax obligations arising from the vesting of restricted stock awards (“LTIP Cash Payments”). LTIP Cash Payments for the past three years were as follows: Mr. Shumejda — $212,376 in 2002, $509,987 in 2001 and $873,480 in 2000; Mr. Millard — $1,987,836 in 2002 and $93,300 in 2001; Mr. Seaver — $862,782 in 2002, $323,883 in 2001 and $589,296 in 2000; Mr. Lupton — $1,380,596 in 2002, $123,878 in 2001 and $75,171 in 2000; and Mr. Boyd — $1,458,654 in 2002, $185,502 in 2001 and $150,329 in 2000. Other Annual Compensation also includes 3% of the executive’s salary that exceeds the maximum compensation limits under the Company’s 401(k) savings plan. In addition, the amounts in this column for Mr. Lupton include the following amounts, which reflect payments made by the Company pursuant to Mr. Lupton’s expatriate package in the amount of $167,680 for 2002, $125,234 for 2001 and $132,284 for 2000. These amounts were paid in British pounds and have been converted to U.S. dollars based on the current exchange rate.

(5)	Restricted Stock Awards represents restricted shares of Common Stock of the Company pursuant to the Company’s Long-term Incentive Plan (“LTIP”). At March 14, 2003, the number and value of the aggregate shares of restricted Common Stock beneficially held by each of the participants named above pursuant to the LTIP were as follows: Mr. Millard, 114,104 shares with a value of $1,722,970; Mr. Seaver, 36,785 shares with a value of $555,454; Mr. Lupton, 75,600 shares with a value of $1,141,560 and Mr. Boyd, 76,214 shares with a value of $1,150,831. Awards earned under the LTIP by Mr. Ratliff have no restrictions.

(6)	All Other Compensation for 2002 includes the following: (i) the value of the benefit to the executive officer for life insurance policies funded by the Company as follows: Mr. Millard — $13,243; Mr. Seaver — $1,739; Mr. Lupton — $31,946; and Mr. Boyd — $19,324, (ii) contributions to the Company’s 401(k) Savings Plan in the amount of $4,800 for Messrs. Ratliff, Millard, Seaver and Boyd and $850 for Mr. Shumejda, and (iii) $364,304 for Mr. Ratliff in 2002, relating to reimbursement of interest and the related tax liability associated with a loan outstanding which was used to purchase life insurance policies.

Stock Options

      The Company did not grant any stock options pursuant to the Company’s 2001 Stock Option Plan during the fiscal year ended December 31, 2002, to any of the Named Executive Officers.

Option Exercises and Fiscal Year-End Values

      The following table sets forth information with respect to options exercised during the last fiscal year and the unexercised options held as of the end of the fiscal year under the Company’s Option Plan for the Named Executive Officers.

Aggregated Option Exercises in Fiscal Year 2002 and Fiscal Year-End Option Values

Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2002(#)		December 31, 2002($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Ratliff	9,000	$—	—	—	$—	$—
John M. Shumejda	—	—	—	—	—	—
Donald R. Millard	—	—	—	—	—	—
James M. Seaver	—	—	—	—	—	—
Stephen D. Lupton	12,000	128,280	—	—	—	—
Norman L. Boyd	—	—	5,200	—	38,618	—

(1)	Based on the market price of the Company’s Common Stock on December 31, 2002 ($22.10), less the exercise price of “in-the-money” options.

Long-Term Incentive Plan (LTIP)

      The Company’s LTIP provides for restricted stock awards to executives based on increases in the price of the Company’s common stock. The awarded shares may be earned over a five-year performance period in five equal increments for each 20% increase in the average market value of the Company’s common stock over the established initial base price. For all restricted stock awards prior to 2000, earned shares are issued to the participant in the form of restricted stock which generally carries a five-year vesting period with one-third of each earned award vesting at the end of the third, fourth and fifth year after each award is earned. In 2000, the LTIP was amended to replace the vesting schedule with a non-transferability period for all future grants. Accordingly, for restricted stock awards in 2000 and all future awards, earned shares are subject to a non-transferability period, which expires over a five-year period with the transfer restrictions lapsing in one-third increments at the end of the third, fourth and fifth year after each award is earned. During the non-transferability period, participants will be restricted from selling, assigning, transferring, pledging or otherwise disposing of any earned shares, but earned shares are not subject to forfeiture. In the event a participant terminates employment with the Company, the non-transferability period is extended by two years. When the earned shares have vested and are no longer subject to forfeiture, the Company is obligated to pay a cash bonus equal to 40% of the value of the shares on the date the shares are earned in order to satisfy a portion of the estimated income tax liability to be incurred by the participant. In addition, a participant may elect to forfeit a portion of an earned award in order to fully satisfy federal, state and employment taxes which are payable at the time the shares and the related cash bonus are earned. The number of shares of common stock equal to the value of the participant’s tax liability, net of the cash bonus, are thereby forfeited in lieu of an additional cash payment contributed to the participant’s tax withholding. In the event of a change of control (as defined in the LTIP), all restrictions on earned shares lapse immediately.

      The following table sets forth certain information about LTIP awards granted to the Named Executive Officers during 2002:

		Percentage of
		Total Shares
	LTIP	Awarded	Initial
	Award	Under the	Base
	(Shares)	LTIP	Price

Mr. Ratliff	100,000	13.3%	$23.75
Mr. Millard	75,000	9.9%	$23.75
Mr. Seaver	40,000	5.3%	$23.75
Mr. Lupton	40,000	5.3%	$23.75
Mr. Boyd	25,000	3.3%	$23.75

Securities Authorized for Issuance Under Equity Compensation Plans

      AGCO maintains the AGCO Corporation Long-Term Incentive Plan, the AGCO Corporation Non-employee Director Stock Incentive Plan and the AGCO Corporation Stock Option Plan, (collectively, the “Plans”), pursuant to which we may grant equity awards to eligible persons. The following table gives information about equity awards under our Plans.

	(a)	(b)	(c)

Number of securities remaining
	Number of Securities to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise price of	under equity compensation plans
	outstanding awards under	outstanding awards	(excluding securities reflected in
Plan Category	the Plans	under the Plans	column (a))

Equity compensation plans approved by security holders	2,893,365 *	$22.78	3,000,462
Equity compensation plans not approved by security holders	—	—	—

Total	2,893,365 *	$22.78	3,000,462

*	Includes amounts related to awards that are only issuable upon a minimum 20-day average stock value being attained.

Employment Contracts

      The Company currently has employment contracts with Messrs. Ratliff, Millard, Boyd, Lupton and Seaver. The employment contracts provide for base salaries at the following rates per annum: Mr. Ratliff — $1,000,000; Mr. Millard — $385,000; Mr. Seaver — $333,960; Mr. Lupton — $262,364; and Mr. Boyd — $252,888. Mr. Ratliff’s contract, which was to expire in 2003, was extended indefinitely in March 2003, at the discretion of the Board of Directors. Additional details about Mr. Ratliff’s contract are discussed in the section entitled “Compensation of the Chairman of the Board and Chief Executive Officer” under the heading “Compensation Committee Report on Executive Compensation.” Messrs. Millard, Seaver, Lupton and Boyd’s employment contracts continue in effect until terminated in accordance with the terms of the contract.

      In addition to the specified base salary, the employment contracts provide that each officer shall be entitled to participate in or receive benefits under the Company’s Management Incentive Compensation Plan (the “Management Incentive Compensation Plan”). See “Compensation Committee Report on Executive Compensation.” The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits. The employment contracts discussed above provide for the payment of certain benefits in the event of a change of control (as defined therein) of the Company.

      THE FOLLOWING REPORTS OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS OR PERFORMANCE GRAPH BY REFERENCE IN ANY SUCH DOCUMENT.

AUDIT COMMITTEE REPORT

To the Board of Directors:

      The Audit Committee consists of the following members of the Board of Directors: W. Wayne Booker (Chairman), Anthony D. Loehnis, Curtis E. Moll, David E. Momot, Hendrikus Visser. Each of the members is “independent” as defined by the New York Stock Exchange.

      Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

      We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002.

      We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and issued by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

      We have also considered whether the provision of services provided by KPMG LLP, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002, is compatible with maintaining KPMG LLP’s independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form
10-K for the year ended December 31, 2002.

Audit Fees

      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year 2002, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form
10-K and Form 10-Q during such fiscal year, including expenses, were approximately $1,354,000.

Financial and Operational Information Systems Design and Implementation Fees

      KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to AGCO Corporation and its subsidiaries for fiscal year 2002.

All Other Fees of KPMG LLP

      The aggregate fees billed by KPMG LLP for professional services rendered other than audit fees and financial and operational information systems design and implementation fees above were approximately $162,000. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of KPMG LLP. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

      In past years, the Audit Committee has recommended the appointment of independent public accountants for the current year to the Board of Directors, which in turn would approve such appointment prior to the annual meeting of stockholders. KPMG LLP has served as the Company’s independent auditors since April 24, 2002.

      The foregoing report has been furnished by the Audit Committee of the Company’s Board of Directors.

W. Wayne Booker, Chairman
Anthony D. Loehnis
Curtis E. Moll
David E. Momot
Hendrikus Visser

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company’s compensation plans and policies for the Company’s executive officers as well as the Board of Directors. In carrying out this responsibility, the Compensation Committee approves the design of all compensation plans applicable to executive officers and directors, reviews and approves performance goals, establishes award opportunities, approves incentive award payouts, oversees the ongoing operation of the various plans and makes recommendations to the Board regarding certain of these matters. In addition, the

Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the base salaries to be paid to the Chairman, President and Chief Executive Officer and each of the other executive officers as well as directors of the Company. The Compensation Committee also, in conjunction with the Board, reviews compensation policies applicable to executive officers as well as directors and considers the relationship of corporate performance to that compensation. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data.

Executive Officer Compensation Policies

      The objectives of the Company’s executive compensation program are to:

•	Support the achievement of desired Company performance.

•	Provide compensation that will attract and retain superior talent and reward performance.

•	Align the executive officers’ interests with the success of the Company by placing a portion of compensation at risk with payout being dependent upon corporate performance and appreciation in the price of the Company’s Common Stock.

      Section 162(m) of the Internal Revenue Code disallows a corporate deduction for compensation in excess of $1,000,000 per year per individual paid to the Company’s Chief Executive Officer and the other four most highly compensated officers, unless certain requirements are met. To the extent compensation is “performance-based,” as defined by the Internal Revenue Code, it is excluded from compensation subject to the $1,000,000 cap on tax deductibility. The Committee’s policy is to design and administer the Company’s executive officer compensation program to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of the Company and its stockholders in order to minimize any loss of tax deductibility.

      The executive compensation program provides an overall level of compensation opportunity that is competitive with companies of comparable size and complexity. The Compensation Committee will use its discretion to set executive compensation at a level that, in its judgment, is warranted by external, internal or individual circumstances.

      The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The Chairman, President and Chief Executive Officer and the other Named Executive Officers during 2002 are relatively substantial stockholders in the Company and are thus motivated to act on behalf of all stockholders to optimize overall Company performance.

Executive Officer Compensation Program

      The Company’s Executive Officer Compensation Program is comprised of base salary, incentive compensation in the form of an annual bonus plan, the Company’s Long-Term Incentive Plan, the Supplemental Executive Retirement Plan and various benefits, including medical and savings plans which are generally available to employees of the Company.

     Base Salary

      Base salaries for the Company’s key executive officers are established under employment contracts. The salaries are reviewed annually and are approved by the Compensation Committee. In determining base salaries, the Compensation Committee takes into consideration individual experience and performance as well as other circumstances particular to the Company. Base salary levels for the Company’s executive officers are comparable to other companies of the same size and complexity. The Compensation Committee has periodically used information provided by independent consultants in evaluating base salary levels.

     Incentive Compensation

      The compensation policy of the Company, which was developed by the Compensation Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer’s compensation is subject directly to annual bonus compensation measured against established corporate and individual performance goals. Under the Management Incentive Compensation Plan, bonuses are paid based on the executive officer’s performance and the performance of the entire Company. The purpose of the Management Incentive Compensation Plan is to provide a direct financial incentive in the form of an annual cash bonus for the achievement of corporate and personal objectives. Incentive compensation bonus opportunities are expressed as a percentage of the executive officer’s base salary. The corporate objectives are set at the beginning of each year. Mr. Lupton’s and Mr. Boyd’s bonuses were based 60% on corporate objectives and 40% on individual objectives. Mr. Ratliff’s, Mr. Millard’s and Mr. Seaver’s bonuses were based entirely upon corporate performance objectives. For the year ended December 31, 2002, the corporate objectives were based on targets for earnings per share, free cash flow and quality improvement. Mr. Ratliff began participating in the Management Incentive Compensation Plan upon assuming the additional responsibilities of President and Chief Executive Officer following the death of Mr. Shumejda on January 4, 2002.

      The incentive compensation under the Management Incentive Compensation Plan is variable and the Compensation Committee believes it is closely tied to corporate and individual performance in a manner that encourages continuing focus on maintaining profitability and building stockholder value.

      In addition, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Compensation Committee. Such awards are subject to approval by the Board of Directors.

     Long-Term Incentive Plan

      The LTIP is established as the primary long-term incentive vehicle for senior management. While other managers and key employees are eligible to receive stock option grants, participants in the LTIP are not eligible to receive stock options under the stock option program. The plan is designed to encourage officers and key employees to seek ways to improve efficiencies, spend capital wisely, reduce debt and generate cash, all of which should combine to cause stock price appreciation.

      The LTIP provides opportunities for participants to earn shares of the Company’s Common Stock if performance goals (measured solely by the increase in the price of the Common Stock) are met. The Company’s LTIP provides for restricted stock awards to executives based on increases in the price of the Company’s common stock. The awarded shares may be earned over a five-year performance period in five equal increments for each 20% increase in the average market value of the Company’s common stock over the established initial base price. For all restricted stock awards prior to 2000, earned shares are issued to the participant in the form of restricted stock which generally carries a five-year vesting period with one-third of each earned award vesting at the end of the third, fourth and fifth year after each award is earned. In 2000, the LTIP was amended to replace the vesting schedule with a non-transferability period for all future grants. Accordingly, for restricted stock awards in 2000 and all future awards, earned shares are subject to a non-transferability period, which expires over a five-year period with the transfer restrictions lapsing in one-third increments at the end of the third, fourth and fifth year after each award is earned. During the non-transferability period, participants will be restricted from selling, assigning, transferring, pledging or otherwise disposing of any earned shares, but earned shares are not subject to forfeiture. In the event a participant terminates employment with the Company, the non-transferability period is extended by two years. When the earned shares have vested and are no longer subject to forfeiture, the Company is obligated to pay a cash bonus equal to 40% of the value of the shares on the date the shares are earned in order to satisfy a portion of the estimated income tax liability to be incurred by the participant. In addition, a participant may elect to forfeit a portion of an earned award in order to fully satisfy federal, state and employment taxes which are payable at the time the shares and the related cash bonus are earned. The number of shares of common stock equal to the value of the participant’s tax liability, net of the cash bonus, are thereby forfeited in lieu of an additional cash payment contributed to the participant’s tax withholding. In the event of a change of control (as defined in the LTIP), all restrictions on earned shares lapse immediately.

     Stock Option Program

      The Company maintains the AGCO Corporation 2001 Stock Option Plan (the “2001 Stock Option Plan”) as a long-term incentive for key employees who do not participate in the LTIP and directors. The objective of the plan is similar to those of the LTIP in aligning executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return and enabling executives to develop and maintain a significant, long-term stock ownership position in the Company’s Common Stock.

      The 2001 Option Plan authorizes the Compensation Committee to award stock options to key employees based on outstanding performance and achievement. Options granted under the plan have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant and expire not later than ten years from the date of grant. Each recipient of such options is entitled to immediately exercise up to 20% of the options issued to such person and an additional 20% of such options vest in each subsequent year over each of the next four years. Awards are made at levels believed to be competitive with companies of comparable size and complexity.

Supplemental Executive Retirement Plan

      The Supplemental Executive Retirement Plan (“SERP”) provides Company executives with retirement income for a period of ten years based on a percentage of their final base salary, reduced by the executive’s social security benefits and 401(k) employer matching contributions account. The benefit paid to the executive is equal to 3% of the final base salary times credited years of service, with a maximum benefit of 60% of the final base salary. Benefits under the SERP vest at age 65 or, at the discretion of the Board of Directors, at age 62 reduced by a factor to recognize early commencement of the benefit payments. The estimated annual benefit under the SERP for Mr. Ratliff upon his retirement is $363,829. The estimated annual benefits for Messrs. Millard, Seaver, Lupton and Boyd at age 65 are $157,290, $228,581, $70,540 and $119,464, respectively.

     Other Benefits

      The Company provides to executive officers medical benefits and retiree benefits in the form of contributions to a company sponsored 401(k) savings plan equal to 3% of base salary up to a base salary of $160,000, which is the maximum amount allowable under the IRS regulations. These benefits are comparable to those generally available to company employees. The Company also funds life insurance policies on behalf of its executive officers. The amount funded under the policies and the amount of insurance provided to the executive is commensurate with the executive’s salary and level of responsibility. In addition, the Company enables its directors to participate in the Company’s medical plans. The Company also provides to certain executives limited personal use of a private airplane paid for by the Company.

Compensation of the Chairman of the Board, President and Chief Executive Officer

      Throughout 2002, Mr. Ratliff served as Chairman of the Board under his 1995 employment contract, which was approved by the Compensation and Executive Committees of the Board of Directors. In addition, Mr. Ratliff served as President and Chief Executive Officer of the Company. Mr. Ratliff’s compensation is principally comprised of a base salary, incentive compensation bonus and restricted stock awards which are tied to stock performance. Mr. Ratliff’s total compensation was evaluated in comparison to a peer group of companies of similar size, complexity and performance.

      The employment contract provides Mr. Ratliff with a base salary of $1,000,000 per annum. The base salary reflects recognition of the Company’s past performance and growth. Under Mr. Ratliff’s leadership, the Company has grown substantially and established itself as one of the largest manufacturers and distributors of agricultural equipment in the world.

      During 2002, Mr. Ratliff earned 180,000 shares under the LTIP award granted in February 2000. Mr. Ratliff elected to forfeit 40,104 of such shares earned in order to fully satisfy federal, state and employment taxes which were payable at the time the shares and the related cash bonus were earned.

      In December 2002, Mr. Ratliff was granted 100,000 contingent shares at a base price of $23.75, which could be earned under the LTIP during a five-year performance period. For the grant to be fully earned by Mr. Ratliff, the stock price must reach an average of $47.50 for a 20-day period. As of March 14, 2003, Mr. Ratliff has not earned any shares under the December 2002 grant. Under the terms of Mr. Ratliff’s employment contract, all shares earned by Mr. Ratliff pursuant to the LTIP carry no restrictions.

      The Compensation Committee believes that the executive officers compensation program is suited to retaining and rewarding executives who contribute to the success of the Company in achieving its business objectives and increasing stockholder value. The Compensation Committee further believes that the program strikes an appropriate balance among the interests and needs of the Company, its stockholders and its executives.

      The foregoing report has been furnished by the Compensation Committee of the Company’s Board of Directors.

Gerald B. Johanneson, Chairman
W. Wayne Booker
Wolfgang Deml
Wolfgang Sauer
Hendrikus Visser

PERFORMANCE GRAPH

      The graph shown below is a line graph presentation of the Company’s cumulative stockholder returns on an indexed basis as compared to the S&P Mid-Cap 400 Index and Peer Group.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN AMONG

AGCO CORPORATION, S&P MID-CAP 400 AND PEER GROUP

	12/97	12/98	12/99	12/00	12/01	12/02

AGCO Corporation	$100	$27	$46	$42	$55	$76
S&P Mid-Cap 400	100	119	136	160	159	136
Peer Group(1)	100	82	98	93	101	98

(1)	Based on information for a self-constructed peer group of companies which includes the following companies: Caterpillar Inc, CNH Global NV, Cummins Inc., Deere & Company, Eaton Corporation, Ingersoll-Rand Company, Navistar International Corporation, PACCAR Inc, Parker Hannifin Corporation and Terex Corporation.

      Assumes $100 invested on December 31, 1997 in AGCO Corporation common stock, S&P Mid-Cap 400 Index and Peer Group. Total return includes reinvestment of dividends. Returns for AGCO Corporation are not necessarily indicative of future performance.

      In previous years, we have compared the performance of AGCO common stock against the S&P Diversified Machinery Group Index. After December 31, 2001, the Diversified Machinery Group Index was no longer published. As a result we have replaced Diversified Machinery Group Index with a self-constructed peer group of the companies listed in footnote 1 to the performance graph.

EXECUTIVE OFFICERS

      The following table sets forth information as of March 14, 2003, with respect to each person who is an executive officer of the Company.

Name	Age	Positions

Robert J. Ratliff	71	Chairman, President and Chief Executive Officer
Donald R. Millard	55	Executive Vice President and Chief Operating Officer
Garry L. Ball	55	Senior Vice President — Engineering
Andrew H. Beck	39	Senior Vice President — Chief Financial Officer
Norman L. Boyd	59	Senior Vice President — Human Resources
Stephen D. Lupton	58	Senior Vice President — Corporate Development and General Counsel
James M. Seaver	57	Senior Vice President — Sales and Marketing
Dexter E. Schaible	53	Senior Vice President — Product Development
Brian C. Truex	43	Senior Vice President — Manufacturing Technologies and Quality

      For a description of Mr. Ratliff’s business experience, see “Directors Continuing in Office.”

      Donald R. Millard has been Executive Vice President and Chief Operating Officer since June 2002. Previously, Mr. Millard was Senior Vice President and Chief Financial Officer from October 2000 to June 2002. Mr. Millard was previously President, Chief Executive Officer and a director of Matria Healthcare, Inc. from October 1997 until October 2000. From October 1997 to October 1999, Mr. Millard served as Chief Financial Officer of Matria Healthcare. Mr. Millard also served as Senior Vice President — Finance, Chief Financial Officer and Treasurer of Matria Healthcare from March 1996 until October 1997. Mr. Millard is a director of Coast Dental Services, Inc. and American HomePatient, Inc.

      Garry L. Ball has been Senior Vice President — Engineering since June 2002. Mr. Ball was Senior Vice President — Engineering and Product Development from June 2001 to June 2002. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was employed as Vice President of Construction Equipment New Product Development at CNH Global N.V. Prior to that assignment, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.

      Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from April 2000 to January 2002, Corporate Controller from January 1996 to April 2000, Assistant Treasurer from March 1995 to January 1996 and Controller, International Operations from June 1994 to March 1995.

      Norman L. Boyd has been Senior Vice President — Human Resources since June 2002. Mr. Boyd was Senior Vice President — Corporate Development for the Company from October 1998 to June 2002, Vice President of Europe/Africa/Middle East Distribution from February 1997 to September 1998, Vice President of Marketing, Americas from February 1995 to February 1997 and Manager of Dealer Operations from January 1993 to February 1995.

      Stephen D. Lupton has been Senior Vice President — Corporate Development and General Counsel since June 2002. Mr. Lupton was Senior Vice President, General Counsel for the Company from June 1999 to June 2002, Vice President of Legal Services, International from October 1995 to May 1999, and Director of Legal Services, International from June 1994 to October 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from February 1990 to June 1994.

      James M. Seaver has been Senior Vice President — Sales and Marketing since January 2002. Mr. Seaver was previously Chief Executive Officer, AGCO Finance LLC from June 1999 to January 2002. Mr. Seaver was Senior Vice President, Worldwide Sales from September 1998 to May 1999; Executive Vice President, Sales and Marketing Worldwide from February 1997 to September 1998; President, Corporate Sales and Marketing from August 1996 to February 1997; Executive Vice President, Sales and Marketing from January 1996 to August 1996; Senior Vice President, Sales and Marketing, Americas from February 1995 to January 1996; and Vice President, Sales, Americas from May 1993 to February 1995.

      Dexter E. Schaible has been Senior Vice President — Product Development since June 2002. Previously, Mr. Schaible was Vice President of European Harvesting from July 2001 to June 2002, Senior Vice President of Worldwide Engineering and Development from October 1998 to July 2001, Vice President of Worldwide Product Development from February 1997 to October 1998, Vice President of Product Development from October 1995 to February 1997 and Director of Product Development from September 1993 to October 1995.

      Brian C. Truex has been Senior Vice President — Manufacturing Technologies and Quality since June 2001. Mr. Truex previously was with The Stanley Works, where he served as Director of Operations, Stanley Mechanics Tools, from 2000 to 2001. From 1994 to 2000, he was employed by Halliburton Company, where he served in various manufacturing positions including Director, Manufacturing Excellence Group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      At March 14, 2003, the Company had loans to Mr. Ratliff in the amount of $4.0 million bearing interest at 5.46% related to an executive life insurance program. The loan proceeds were used to purchase life insurance policies owned by Mr. Ratliff. The Company maintains a collateral assignment in the policies. In lieu of making the interest payments under the notes, the loan interest is included as compensation to the executive. In addition, the Company has agreed to reimburse Mr. Ratliff for his annual tax liability associated with this additional compensation.

      During 2002, the Company had net sales of $130.2 million to BayWa Corporation in the ordinary course of business. Mr. Deml, a director of the Company, is President and Chief Executive Officer of BayWa Corporation.

      During 2002, the Company had loans outstanding to executive officers for the purpose of exercising stock options bearing interest at 6% as follows: Mr. Ratliff — $90,000, Mr. Seaver — $60,000 and Mr. Boyd — $153,325. The principal amounts of these loans were repaid to the Company during 2002. The outstanding interest associated with these loans will either be repaid or forgiven in 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by the Commission to furnish the Company with copies of all Section 16(a) forms that are filed.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were properly filed, except that the Company filed late reports on behalf of the following directors: Messrs. Booker, Johanneson, Loehnis and Moll each had one late report; Messrs. Claycamp, Deml, Momot and Sauer each had two late reports; and Mr. Visser had three late reports. These reports were filed late due to administrative delays relating to the dates that shares were earned under the Company’s Director Plan, which occurred automatically upon the achievement of certain stock appreciation goals.

      In addition, the following executive officers filed late reports due to administrative delays relating to the dates that shares were earned under the Company’s LTIP, which occurred automatically upon the achievement of certain stock appreciation goals. Mr. Millard filed one late report; and Messrs. Ratliff, Seaver, Lupton, Boyd, Truex and Ball each filed two late reports.

ANNUAL REPORT TO STOCKHOLDERS

      The Company’s Summary Annual Report to Stockholders and Annual Report on Form 10-K for the 2002 fiscal year, including financial statements and schedules thereto but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 14, 2003.

ANNUAL REPORT ON FORM 10-K

      The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the 2002 fiscal year, including the financial statements and schedules thereto, on the written request of the beneficial owner of any shares of its Common Stock on March 14, 2003. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.

INDEPENDENT PUBLIC ACCOUNTANTS

      A representative of KPMG LLP, the Company’s independent public accountants for 2002, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from stockholders.

STOCKHOLDERS’ PROPOSALS

      Any stockholder of the Company who wishes to present a proposal at the 2004 annual meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 26, 2003; however, if next year’s annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2003 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

      Any stockholder of the Company who wishes to present a proposal at the 2004 annual meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 9, 2004, and in accordance with the advance notice provisions of the Company’s Bylaws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s Bylaws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s Bylaws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

APPENDIX A

AGCO CORPORATION

NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
(modified to reflect amendments through April 24, 2003)

      SECTION I.     Purpose

      a. The AGCO Corporation Nonemployee Director Stock Incentive Plan, as amended (the “Plan”), is designed to enhance the Company’s long-term growth and financial performance by strengthening the Company’s ability to attract and retain the services of experienced and knowledgeable nonemployee directors. The Plan is structured to enable nonemployee directors to participate in the Company’s growth and link their personal interests to those of Company stockholders. The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) nor is it qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

      b. The original Plan was adopted and approved by the stockholders of the Company in 1994 and amended in 2002 and amended in 2003, subject to approval by holders of a majority of the Company at the 2003 Annual Meeting.

      c. The Company’s address is 4205 River Green Parkway, Duluth, Georgia 30096, and its telephone number is (770) 813-9200.

      SECTION II.       Administration

      The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”) consisting of not less than three members of the Board of Directors. The Committee has the authority to construe the Plan and all awards granted under it, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for administering the Plan. Any action taken by the Committee with respect to the administration of the Plan which would result in the Plan ceasing to be administered in accordance with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be null and void.

      SECTION III.     Shares Subject to the Plan

      a. A total of 250,000 shares of the Company’s $.01 par value Common Stock (the “Common Stock”) may be issued pursuant to the terms of the Plan. The stock subject to the Plan may be unissued shares or shares of issued stock held in the Company’s treasury, or both.

      b. The number of shares of the Company’s Common Stock available under the Plan, and the number of shares of outstanding awards, are subject to adjustment by the Board of Directors, on the same basis as all other shares of Common Stock in the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting shares of Common Stock.

      c. If any award granted under the Plan expires or otherwise terminates for any reason without having been earned, the related shares shall again become available for award under the Plan.

      SECTION IV.     Duration, Amendment, and Termination

      a. Unless sooner terminated by the Board of Directors, the Plan will terminate on December 14, 2006. The Board of Directors may amend or terminate the Plan at any time, and from time to time. Any amendment to the Plan shall become effective as of the date set forth in such amendment.

      b. The Board of Directors may, from time to time, amend the Plan without stockholder approval except to the extent that any such amendment fails to comply with any applicable provision of the Code, ERISA or the rules of the New York Stock Exchange.

      SECTION V.     Eligibility

      Awards may be granted under the Plan only to nonemployee directors of the Company.

      SECTION VI.     Terms and Conditions of Awards

      a. The Plan provides opportunities for nonemployee directors to earn shares of the Company’s Common Stock if stock appreciation goals are met. The Plan operates on three-year performance periods. Under the Plan, each nonemployee director will be awarded the right to receive such number of shares of Common Stock as the Committee shall determine to be advisable, which shares can be earned during a three-year performance period in effect for that participant. If the awarded shares are not fully earned before the end of the three-year performance period or before the departure from the Board of Directors for any reason, whichever comes first, any unearned awards are forfeited.

      b. Each person who was a nonemployee director on December 14, 1994 shall be awarded a right to receive 2,000 shares of Common Stock. Each person who thereafter becomes a nonemployee director shall be awarded a right to receive, as of the date he or she first begins to serve as a nonemployee director, such number of shares of Common Stock as the Committee. shall determine to be advisable. The Committee shall have the authority to award at such times and in such amounts as the Committee shall determine to be advisable, each continuing nonemployee director a right to receive additional shares of Common Stock which can be earned during an additional three-year period.

      c. Awarded shares are earned in increments for each 15% increase in average stock price (with the average calculated over 20 consecutive trading days using. the closing price for a share of Common Stock as reported in the record of composite transactions for the New York Stock Exchange) over the base price. The base price is defined as the closing price: for a share of Common Stock on the date the award is made as reported for such date in the record of composite transactions for the New York Stock Exchange. The stock price must increase 60% for the full award to be earned. The increments of award earnings for each 15% increase over the base price are as follows:

% Increase	% of
In Base Stock Price	Awarded Earned

15%	25%
30%	50%
45%	75%
60%	100%

      d. When an increment of the awarded shares is earned, the shares shall be issued to the participant in the form of restricted stock which vests 12 months after the end of the three-year performance period for which the shares were awarded or 12 months after the date all of the shares awarded for the three-year performance period have been earned in full, whichever comes first. In the event of departure from the Company’s Board of Directors for any reason, all earned awards vest.

      e. The Plan requires stock price appreciation to earn awards and the actual value of the award is determined at the time the stock vests pursuant to the vesting period described above. During the vesting period, participants receive any dividends issued on their restricted shares and have full voting rights, but they may not sell, assign, transfer, pledge or otherwise dispose of such shares.

      f. A nonemployee director shall have no right to sell, assign, transfer, pledge or otherwise dispose of or encumber any interest in any right to receive shares of Common Stock granted under the Plan, and, if a nonemployee director earns any shares of Common Stock during the first six months of any three-year performance period, the nonemployee director shall hold (within the meaning of Rule 1 6b-3 of the Exchange Act) such stock at least until the end of such six month period.

      g. Notwithstanding the foregoing, upon a nonemployee director’s election, a portion of the value of an increment of an award equal to an amount that is not greater than the amount necessary to satisfy the federal and state income and employment taxes applicable to the earned shares and the resulting cash payment pursuant to Section VII shall be awarded in the form of cash (subject to applicable withholding requirements). In the event a nonemployee director elects to have a portion of the value of an increment of an award paid in cash, the number of shares of Common Stock which equal the value of such cash payment shall be subtracted from the number of earned shares and such shares of Common Stock shall be treated as forfeited. Notwithstanding Section III(c), the forfeited shares of Common Stock under this Section shall not be available for re-issuance under the Plan. Fractional shares of Common Stock shall be awarded in the form of cash.

      SECTION VII.     Cash Bonus Awards

      When the restricted shares are earned, a cash payment designed to satisfy a portion of the federal and state income tax obligations of the participant is then payable by the Company to the participant. The cash bonus award shall be an amount equal to 40% of the value of the shares on the date the stock award is earned and will be paid on the last day of the calendar year in which the awarded shares are earned. Such value shall be determined using the closing price for a share of Common Stock as reported in the record of composite transactions for the New York Stock Exchange on the date the awarded shares are, earned. The tax payment is provided to remove the necessity for the nonemployee director to sell a significant portion of the stock earned under the Plan to pay taxes.

      SECTION VIII.     Death, Disability or Retirement of Participant

      a. Upon the death or total disability of a participant or upon retirement, the program will terminate on the said date of the event with respect to the participant, and awarded shares earned to that date shall be considered vested and pass to the estate of the deceased or to the disabled or retired participant.

      b. The cash bonus award shall likewise be made to the estate of the deceased or the disabled or retired participant.

      SECTION IX.     Restrictions on Resales

      Since the participants in the Plan are directors of the Company and would generally be considered “affiliates” of the Company, as that term is defined in the Rules and Regulations under the Securities Act of 1933 (the “Act”), shares of the Company’s Common Stock acquired under awards may be subject to restrictions on resale imposed by the Act. Such shares could be resold under the terms of Rule 144 of the Rules and Regulations, pursuant to another applicable exemption, if any, from the registration requirements of the Act, or pursuant to an effective registration statement, should the Company elect to prepare and file one with the Securities and Exchange Commission. Rule 144 limits the number of shares which may be sold by an affiliate within a three-month period. An “affiliate” of the Company is defined by the Rules and Regulations as a person that “directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with” the Company. Directors, officers, substantial shareholders and others, who by one means or another have “the ability to exercise control over the Company, may be deemed to be “affiliates.” In connection with the awards, the Company may, in order to ensure that resales are made in compliance with the Act, imprint a legend on certificates representing shares awarded to the effect that the shares may not be resold in the absence of compliance, with the applicable restrictions or a determination that no restrictions are applicable.

      SECTION X.     Miscellaneous

      a. Shares awarded and earned under the Plan shall be in addition to any annual retainer, committee fees, or other compensation payable to each nonemployee director as a result of his or her service on the Board of Directors.

      b. The Plan and awards granted under the Plan shall be subject to all applicable federal and state laws, rules and regulations and to such approval by any governmental or regulatory agency as may be required. With respect to any nonemployee directors subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board of Directors fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board of Directors.

      c. The terms of the Plan shall be binding upon the Company and its successors and assigns.

      d. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

      e. Nothing contained in this Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements.

      SECTION XI.     Effective Date and Stockholder Approval

      The Effective Date of the Plan shall be December 14, 1994, subject to approval by the holders of a majority of the Company’s common stock at the 1995 Annual Meeting and all awards made before such approval shall be made subject to such approval. No awards will be granted under the Plan after the expiration of twelve years from the Effective Date.

PROXY	AGCO CORPORATION

4205 River Green Parkway
Duluth, Georgia 30096

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Stockholders, April 24, 2003

     The undersigned hereby appoints Andrew H. Beck and Stephen D. Lupton and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 14, 2003 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Thursday, April 24, 2003, and any adjournments thereof.

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees.

1. ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: Henry J. Claycamp, Wolfgang Sauer and Hendrikus Visser

INSTRUCTIONS:  To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below.

2.	Approve an amendment to the AGCO Corporation Nonemployee Director Stock Incentive Plan.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

3.	In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

Signature

Signature, if held jointly

Dated:	, 2003
NOTE: Please sign above exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.